Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS FISCAL 2011 THIRD-QUARTER RESULTS

•	Operating results for the quarter improved over prior year in all three business segments

•	Net income was $18.8 million for the quarter compared with net income of $25.8 million in last year’s third quarter

•	Excluding certain items, net income for the quarter was $20.3 million, or $0.65 per diluted share, compared with $13.6 million, or $0.48 per diluted share, for the prior-year period

AKRON, Ohio – July 6, 2011 – A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today earnings for the fiscal 2011 third quarter ended May 31, 2011. The Company reported net income for the third quarter of $18.8 million, or $0.60 per diluted share, compared with net income of $25.8 million, or $0.91 per diluted share, for the comparable period last year. The translation effect of foreign currencies was $1.1 million favorable for the quarter.

The fiscal 2011 third-quarter net income per diluted share of $0.60 included certain after-tax items of approximately $1.5 million, or $0.05 per diluted share, primarily related to restructuring and acquisition-related costs. Excluding these items, net income for the fiscal 2011 third quarter was $20.3 million, or $0.65 per diluted share, compared with $13.6 million, or $0.48 per diluted share, for the prior-year period. The fiscal 2010 third-quarter net income per diluted share of $0.91 included certain after-tax net benefits of approximately $12.2 million, which were primarily related to a tax valuation allowance release as part of the April 30, 2010 acquisition of ICO, Inc. which was partially offset by asset impairments, acquisition-related costs and restructuring expenses.

“Gross profit and operating income improved from a year ago in each of our three regions as our efforts to focus on a higher-margin product mix continue to bear fruit in the Americas, Europe and Asia,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “We continue to see opportunities to expand our presence in high-value-added products in the current economic environment which will position us well to serve the needs of our customers.”

Net sales for the fiscal 2011 third quarter were $611.1 million, an increase of 45.4% compared with $420.3 million for the same period last year. The translation effect of foreign currencies increased sales by $33.6 million in the quarter. The majority of the increase was due to the impact of the acquisition of ICO, Inc., which was completed during the third quarter of fiscal 2010. Volume reached 535.4 million pounds, up 28% from 418.3 million pounds reported last year. Had the Company owned ICO at the beginning of fiscal 2010, sales growth would have been approximately 25% quarter-over-quarter, and volume growth would have been approximately flat.

Gross profit for the quarter was $78.9 million, compared with $58.9 million last year. Foreign currency translation favorably impacted gross profit by $4.5 million. Overall gross profit per pound, including certain items, was 14.7 cents, compared with 14.1 cents for the same period last year. Had the Company owned ICO at the beginning of fiscal 2010, gross profit for the 2011 third quarter would have been approximately $7.1 million higher. Had the Company owned ICO at the beginning of fiscal 2010, gross profit per pound would have improved by approximately 8% from the comparable period in fiscal 2010.

The Company’s selling, general and administrative expenses, excluding the effect of foreign currency translation, increased $5.6 million for the quarter. Had the Company owned ICO at the beginning of fiscal 2010 and excluding costs related to acquisitions, selling, general and administrative expenses would have increased $2.5 million for the quarter. The increase is primarily the result of increases in global headcount as a result of the ICO acquisition and an unfavorable foreign currency impact partially offset by a $1.2 million reduction in bad debt expense and a $2.7 million decrease in bonus expense.

For the first nine months of fiscal 2011, the Company reported net income of $35.1 million, or $1.12 per diluted share, compared with net income of $36.0 million, or $1.34 per diluted share, for the same period last year. Excluding the effect of certain items including asset impairments, acquisition-related costs and restructuring-related charges, year-to-date net income was $43.0 million compared with $36.5 million a year ago. Volume increased by 45% for the nine-month period compared with the prior-year period, primarily due to the ICO acquisition. Had the Company owned ICO at the beginning of fiscal 2010, sales would have increased approximately 19% and volume would have increased approximately 3%.

Note: The numbers below will sometimes refer to the Company’s performance including the “ICO effect”. The Company defines the “ICO effect” as if it had owned ICO at the beginning of fiscal 2010. These are non-GAAP presentations developed as a result of the way the Company is internally measuring the business. The results exclude certain charges and acquisition-related items discussed above and include a consistent amount of purchasing accounting-related depreciation and amortization expense for each period. See the attached financial table (Non-GAAP Supplemental Segment Comparison Information) for non-GAAP supplemental financial information by business segment.

Europe, Middle East and Africa (“EMEA”) – The EMEA business segment’s performance improved in the fiscal 2011 third quarter. EMEA sales for the quarter were $436.0 million, an increase of 43% compared with the prior-year period. The foreign currency translation effect favorably impacted sales by $29.9 million. Including the ICO effect, sales would have increased approximately 29% as a result of successfully passing on the raw material price increases in most business lines. Average selling prices would have increased approximately 30% compared with the prior year including the ICO effect.

EMEA gross profit was $54.7 million for the fiscal 2011 third quarter, an increase from $47.3 million for the same three-month period last year. Gross profit per pound was 16.2 cents per pound in the quarter, compared with 15.6 cents per pound last year. Foreign currency translation favorably impacted EMEA gross profit by $4.0 million. Including the ICO effect, gross profit would have increased approximately $3.0 million, or approximately 6%, and gross profit per pound would have increased approximately 6% compared with the fiscal 2010 third quarter. During the quarter, the Company was able to effectively pass along cost increases with the exception of some fixed price contracts in its engineered plastics business where some price increases have lagged the raw material market.

Operating income for EMEA during the fiscal 2011 third quarter was $25.7 million, an increase of $3.4 million compared with last year. Including the ICO effect, operating income would have increased approximately $1.9 million. The increase in operating income in fiscal 2011 was due to the increase in gross profit partially offset by an increase of $1.2 million in selling, general and administrative expenses.

The Americas – In the fiscal 2011 third quarter, sales for the Americas were $137.9 million, an increase of $45.3 million, or 49%, compared with the prior-year period. Foreign currency translation increased sales by $2.6 million. Including the ICO effect, sales would have increased approximately 17% for the three-month period. Volume for the quarter was 164.6 million pounds, which would have been an increase of approximately 5% from the prior-year quarter, including the ICO effect. Sales increased as the Company was able to pass on raw material price increases. The volume increase was a result of improvements in the masterbatch business line.

Gross profit for the Americas was $19.4 million for the fiscal 2011 third quarter, an increase of $7.9 million from the comparable period last year. Gross profit per pound was 11.8 cents per pound in the quarter, compared with 12.2 cents per pound in the prior year. Including the ICO effect, gross profit would have increased approximately $3.3 million, or approximately 21%, and gross profit per pound would have increased approximately 15% for the fiscal 2011 third quarter. The increases in gross profit and gross profit per pound were primarily due to effectively managing margins in light of raw material costs.

Operating income for the Americas for the fiscal 2011 third quarter was $4.9 million compared with $2.0 million last year. The $2.9 million increase in profitability was primarily due to an increase in gross profit based on higher volumes. Including the ICO effect, operating income would have increased approximately $0.5 million and selling, general and administrative expenses would have increased approximately $2.8 million due primarily to increased headcount.

Asia Pacific (“APAC”) – Sales for APAC for the fiscal 2011 third quarter were $37.2 million, an increase of $14.3 million compared with the prior-year period. Including the ICO effect, sales would have increased approximately 10%. Sales increased compared with the prior year driven by strong customer demand throughout the APAC segment except Australia, where the Company has previously announced a restructuring of its capacity due to the declining water tank market.

Gross profit for the quarter was $4.8 million, or 14.7 cents per pound, an increase of $2.1 million compared with last year. Including the ICO effect, gross profit would have increased approximately $0.7 million and gross profit per pound would have increased approximately 20%, primarily due to higher sales margins in the masterbatch businesses in China, Malaysia and Indonesia, again offset by the market decline in Australia as noted above.

Operating income for the quarter was $1.7 million compared with $0.8 million last year. Including the ICO effect, operating profit would have increased by approximately $1.3 million. The increase in profitability was due to improved gross profits and a decrease of $0.6 million in selling, general and administrative expenses compared with the prior year.

Cash Flow From Operations/Working Capital/Share Repurchase

Net cash used in operations was $6.0 million and $25.0 million for the nine months ended May 31, 2011 and 2010, respectively. For the nine months ended May 31, 2010, net income was impacted by a $19.5 million non-cash benefit from the reversal of tax valuation allowance in the U.S. related to the ICO acquisition.

The Company’s net debt, defined as total debt less cash and cash equivalents, was in a net debt position of $98.7 million, an improvement from $102.4 million as of the end of the second quarter but an increase from $31.9 million at August 31, 2010. The key drivers of the year-to-date increase were acquisition costs, dividend payments, share repurchases and working capital needs to support the sales and volume growth.

The Company has repurchased 662,900 shares of its common stock at an average price of $21.91 per share during fiscal 2011. Shares valued at approximately $99.1 million remain authorized for repurchase as of May 31, 2011.

Business Outlook

Based upon year-to-date results, the Company reaffirms its fiscal 2011 net income guidance in the range of $57 million to $62 million. The guidance assumes a euro exchange rate of $1.35.

“The guidance range reflects our current view of customer demand, and our commitment to delivering upon our global growth strategies. While we are confident with this range, we proceed with a sense of caution given the continuous flow of outside economic data that is signaling global economic softness as we approach our next fiscal year. The uncertainty in the nature and timing of this softness leads us to view the lower end of our range with a higher degree of confidence,” Gingo stated.

Conference Call on the Web

A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2011 third-quarter earnings can be accessed at 10:00 a.m. Eastern time on Thursday, July 7, 2011, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

About A. Schulman, Inc.

Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 3,000 people and has 33 manufacturing facilities in North America, South America, Europe and Asia. A. Schulman reported net sales of $1.6 billion for the fiscal year ended August 31, 2010. Additional information about A. Schulman can be found at www.aschulman.com.

Use of Non-GAAP Financial Measures

This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include: net income excluding certain items, net income per diluted share excluding certain items and EBITDA excluding certain items, as well as certain non-GAAP supplemental segment comparison financial information reflecting the operations of A. Schulman, Inc. (the “Company”) as if it owned ICO, Inc. (“ICO”) at the beginning of the first quarter of 2010. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are income from continuing operations before taxes, net income and net income per diluted share. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The Company uses these non-GAAP financial measures to monitor and evaluate Company performance and believes that they are useful to investors for financial analysis, particularly with respect to understanding the significance of the ICO acquisition in the third quarter of fiscal 2010. However, the non-GAAP supplemental financial information is not necessarily indicative of what the combined financial results would have actually been had the ICO acquisition taken place as of September 1, 2009, since such financial information does not reflect any cost savings, operating synergies, tax synergies or revenue enhancements, and includes certain estimated additional depreciation amounts and estimates for amortization of the intangibles recorded as part of the purchase price allocation.

While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Note on Forward-Looking Statements

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•

volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the North American auto market; and

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. This document contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.

SHLM_ALL

Contact information:

Jennifer K. Beeman

Director of Corporate Communications & Investor Relations

A. Schulman, Inc.

3550 W. Market St.

Akron, Ohio 44333

Tel: 330-668-7346

email: Jennifer_Beeman@us.aschulman.com

A. SCHULMAN, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended May 31,		Nine months ended May 31,
	2011	2010	2011	2010
	Unaudited
	(In thousands, except per share data)
Net sales	$611,142	$420,335	$1,614,868	$1,114,218

Cost of sales	532,254	361,450	1,400,367	940,839
Selling, general and administrative expenses	51,746	43,531	154,081	133,046
Interest expense	1,802	1,159	4,729	3,349
Interest income	(200)	(201)	(591)	(652)
Foreign currency transaction (gains) losses	60	468	1,398	389
Other (income) expense	(1,637)	(269)	(2,074)	(2,155)
Asset impairment	125	300	1,925	5,631
Restructuring expense	1,843	862	5,779	2,509

	585,993	407,300	1,565,614	1,082,956

Income from continuing operations before taxes	25,149	13,035	49,254	31,262
Provision for (benefit from) U.S. and foreign income taxes	6,225	(12,890)	13,675	(4,984)

Income from continuing operations	18,924	25,925	35,579	36,246
Income (loss) from discontinued operations	—	(23)	—	(14)

Net income	18,924	25,902	35,579	36,232
Noncontrolling interests	(170)	(141)	(441)	(211)

Net income attributable to A. Schulman, Inc.	$18,754	$25,761	$35,138	$36,021

				—
Weighted-average number of shares outstanding:
Basic	30,853	27,896	31,092	26,552
Diluted	31,061	28,275	31,289	26,901
Earnings per share of common stock attributable to A. Schulman, Inc. - Basic:
Income from continuing operations	$0.61	$0.92	$1.13	$1.36
Income (loss) from discontinued operations	—	—	—	—

Net income attributable to common stockholders	$0.61	$0.92	$1.13	$1.36

Earnings per share of common stock attributable to A. Schulman, Inc. - Diluted:
Income from continuing operations	$0.60	$0.91	$1.12	$1.34
Income (loss) from discontinued operations	—	—	—	—

Net income attributable to common stockholders	$0.60	$0.91	$1.12	$1.34

A. SCHULMAN, INC.

CONSOLIDATED BALANCE SHEETS

	May 31, 2011	August 31, 2010
	Unaudited (In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$105,988	$122,754
Accounts receivable, less allowance for doubtful accounts of $9,998 at May 31, 2011 and $13,205 at August 31, 2010	375,542	282,953
Inventories, average cost or market, whichever is lower	307,733	209,228
Prepaid expenses and other current assets	32,697	29,128

Total current assets	821,960	644,063

Other assets:
Deferred charges and other assets	38,835	31,873
Goodwill	94,407	84,064
Intangible assets	77,696	72,352

Total other assets	210,938	188,289

Property, plant and equipment, at cost:
Land and improvements	31,800	30,891
Buildings and leasehold improvements	169,841	158,076
Machinery and equipment	395,484	357,270
Furniture and fixtures	41,963	37,078
Construction in progress	8,820	4,996

	647,908	588,311
Accumulated depreciation and investment grants of $856 at May 31, 2011 and $744 at August 31, 2010	404,468	349,348

Net property, plant and equipment	243,440	238,963

Total assets	$1,276,338	$1,071,315

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$9,337	$60,876
Accounts payable	276,122	195,977
U.S. and foreign income taxes payable	10,184	6,615
Accrued payroll, taxes and related benefits	42,987	46,492
Other accrued liabilities	45,363	41,985

Total current liabilities	383,993	351,945

Long-term debt	195,356	93,834
Pension plans	99,658	86,872
Other long-term liabilities	28,139	25,297
Deferred income taxes	23,065	20,227
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $1 par value, authorized - 75,000,000 shares, issued - 47,795,184 shares at May 31, 2011 and 47,690,024 shares at August 31, 2010	47,795	47,690
Other capital	252,851	249,734
Accumulated other comprehensive income (loss)	37,560	(6,278)
Retained earnings	540,228	519,649
Treasury stock, at cost, 16,861,491 shares at May 31, 2011 and 16,205,230 at August 31, 2010	(337,170)	(322,777)

Total A. Schulman, Inc. stockholders’ equity	541,264	488,018
Noncontrolling interests	4,863	5,122

Total equity	546,127	493,140

Total liabilities and equity	$1,276,338	$1,071,315

A. SCHULMAN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended May 31,
	2011	2010
	Unaudited
	(In thousands)
Provided from (used in) operating activities:
Net income	$35,579	$36,232
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	30,413	17,492
Deferred tax provision	(1,550)	(21,486)
Pension, postretirement benefits and other deferred compensation	5,701	3,083
Net gains on asset sales	(775)	(230)
Asset impairment	1,925	5,635
Changes in assets and liabilities:
Accounts receivable	(55,523)	(40,703)
Inventories	(70,246)	(56,429)
Accounts payable	55,893	29,237
Income taxes	6,189	3,433
Accrued payrolls and other accrued liabilities	(7,869)	1,342
Changes in other assets and other long-term liabilities	(5,710)	(2,649)

Net cash used in operating activities	(5,973)	(25,043)

Provided from (used in) investing activities:
Expenditures for property, plant and equipment	(18,362)	(13,890)
Proceeds from the sale of assets	7,041	1,713
Business acquisitions, net of cash acquired	(15,071)	(99,223)

Net cash used in investing activities	(26,392)	(111,400)

Provided from (used in) financing activities:
Cash dividends paid	(14,559)	(11,970)
Increase (decrease) in notes payable	(3,475)	995
Repayments on long-term debt	(21)	(19,260)
Borrowings on revolving credit facilities	213,000	75,500
Repayments on revolving credit facilities	(170,250)	(32,500)
Payment of debt issuance costs	(2,220)	—
Cash distributions to noncontrolling interests	(700)	—
Common stock issued (redeemed), net	(382)	3,100
Issuance (purchase) of treasury stock, net	(14,393)	—

Net cash provided from financing activities	7,000	15,865

Effect of exchange rate changes on cash	8,599	(16,319)

Net decrease in cash and cash equivalents	(16,766)	(136,897)

Cash and cash equivalents at beginning of period	122,754	228,674

Cash and cash equivalents at end of period	$105,988	$91,777

A. SCHULMAN, INC.

SUPPLEMENTAL SEGMENT INFORMATION

	Three months ended May 31,		Nine months ended May 31,
	2011	2010	2011	2010
	Unaudited
	(In thousands, except for %)
Pounds sold to unaffiliated customers
EMEA	338,233	302,344	969,073	797,389
Americas	164,586	93,626	468,716	217,822
APAC	32,595	22,294	98,845	47,281

Total pounds sold to unaffiliated customers	535,414	418,264	1,536,634	1,062,492

Net sales to unaffiliated customers
EMEA	$435,982	$304,789	$1,139,197	$824,107
Americas	137,940	92,642	371,611	238,199
APAC	37,220	22,904	104,060	51,912

Total net sales to unaffiliated customers	$611,142	$420,335	$1,614,868	$1,114,218

Segment gross profit
EMEA	$54,742	$47,286	$150,314	$139,411
Americas	19,363	11,468	51,749	29,124
APAC	4,783	2,667	12,721	7,449

Total segment gross profit	78,888	61,421	214,784	175,984
Asset write-downs	—	—	—	(69)
Inventory step-up	—	(2,536)	(283)	(2,536)

Total gross profit	$78,888	$58,885	$214,501	$173,379

Segment operating income
EMEA	$25,726	$22,297	$66,850	$56,754
Americas	4,892	1,965	12,091	5,050
APAC	1,698	764	3,890	2,443

Total segment operating income	32,316	25,026	82,831	64,247
Corporate and other	(5,493)	(5,507)	(21,252)	(15,993)
Interest expense, net	(1,602)	(958)	(4,138)	(2,697)
Foreign currency transaction gains (losses)	(60)	(468)	(1,398)	(389)
Other income (expense)	1,637	311	2,074	2,197
Asset write-downs	(125)	(300)	(1,925)	(5,700)
Costs related to acquisitions	319	(1,629)	(876)	(5,316)
Restructuring related	(1,843)	(904)	(5,779)	(2,551)
Inventory step-up	—	(2,536)	(283)	(2,536)

Income from continuing operations before taxes	$25,149	$13,035	$49,254	$31,262

Capacity utilization
EMEA	85%	91%	79%	91%
Americas	67%	69%	64%	70%
APAC	81%	88%	86%	83%
Worldwide	78%	84%	74%	85%

A. SCHULMAN, INC.

Reconciliation of GAAP and Non-GAAP Financial Measures

Unaudited

(In thousands, except per share data)

Three months ended May 31, 2011	As Reported	Asset Write-downs	Costs Related to Acquisitions	Restructuring Related	Inventory Step-up	Tax Benefits (Charges)	Before Certain Items
Net sales	$611,142	$—	$—	$—	$—	$—	$611,142
Cost of sales	532,254	—	—	—	—	—	532,254
Selling, general and administrative expenses	51,746	—	319	—	—	—	52,065
Interest expense, net	1,602	—	—	—	—	—	1,602
Foreign currency transaction (gains) losses	60	—	—	—	—	—	60
Other (income) expense	(1,637)	—	—	—	—	—	(1,637)
Asset impairment	125	(125)	—	—	—	—	—
Restructuring expense	1,843	—	—	(1,843)	—	—	—

	585,993	(125)	319	(1,843)	—	—	584,344

Income from continuing operations before taxes	25,149	125	(319)	1,843	—	—	26,798
Provision for U.S. and foreign income taxes	6,225	—	37	95	—	—	6,357

Income from continuing operations	18,924	125	(356)	1,748	—	—	20,441
Income (loss) from discontinued operations	—	—	—	—	—	—	—

Net income	18,924	125	(356)	1,748	—	—	20,441
Noncontrolling interests	(170)	—	—	—	—	—	(170)

Net income attributable to A. Schulman, Inc.	$18,754	$125	$(356)	$1,748	$—	$—	$20,271

Diluted EPS	$0.60						$0.65

Weighted-average number of shares outstanding -diluted	31,061						31,061

Three months ended May 31, 2010	As Reported	Asset Write-downs	Costs Related to Acquisitions	Restructuring Related	Inventory Step-up	Tax Benefits (Charges)	Before Certain Items
Net sales	$420,335	$—	$—	$—	$—	$—	$420,335
Cost of sales	361,450	—	—	—	(2,536)	—	358,914
Selling, general and administrative expenses	43,531	—	(1,629)	—	—	—	41,902
Interest expense, net	958	—	—	—	—	—	958
Foreign currency transaction (gains) losses	468	—	—	—	—	—	468
Other (income) expense	(269)	—	—	(42)	—	—	(311)
Asset impairment	300	(300)	—	—	—	—	—
Restructuring expense	862	—	—	(862)	—	—	—

	407,300	(300)	(1,629)	(904)	(2,536)	—	401,931

Income from continuing operations before taxes	13,035	300	1,629	904	2,536	—	18,404
Provision for (benefit from) U.S. and foreign income taxes	(12,890)	—	—	139	621	16,733	4,603

Income from continuing operations	25,925	300	1,629	765	1,915	(16,733)	13,801
Income (loss) from discontinued operations	(23)	—	—	—	—	—	(23)

Net income	25,902	300	1,629	765	1,915	(16,733)	13,778
Noncontrolling interests	(141)	—	—	—	—	—	(141)

Net income attributable to A. Schulman, Inc.	$25,761	$300	$1,629	$765	$1,915	$(16,733)	$13,637

Diluted EPS	$0.91						$0.48

Weighted-average number of shares outstanding -diluted	28,275						28,275

A. SCHULMAN, INC.

Reconciliation of GAAP and Non-GAAP Financial Measures

Unaudited

(In thousands, except per share data)

Nine months ended May 31, 2011	As Reported	Asset Write-downs	Costs Related to Acquisitions	Restructuring Related	Inventory Step-up	Tax Benefits (Charges)	Before Certain Items
Net sales	$1,614,868	$—	$—	$—	$—	$—	$1,614,868
Cost of sales	1,400,367	—	—	—	(283)	—	1,400,084
Selling, general and administrative expenses	154,081	—	(876)	—	—	—	153,205
Interest expense, net	4,138	—	—	—	—	—	4,138
Foreign currency transaction (gains) losses	1,398	—	—	—	—	—	1,398
Other (income) expense	(2,074)	—	—	—	—	—	(2,074)
Asset impairment	1,925	(1,925)	—	—	—	—	—
Restructuring expense	5,779	—	—	(5,779)	—	—	—

	1,565,614	(1,925)	(876)	(5,779)	(283)	—	1,556,751

Income from continuing operations before taxes	49,254	1,925	876	5,779	283	—	58,117
Provision for U.S. and foreign income taxes	13,675	—	37	824	99	65	14,700

Income from continuing operations	35,579	1,925	839	4,955	184	(65)	43,417
Income (loss) from discontinued operations	—	—	—	—	—	—	—

Net income	35,579	1,925	839	4,955	184	(65)	43,417
Noncontrolling interests	(441)	—	—	—	—	—	(441)

Net income attributable to A. Schulman, Inc.	$35,138	$1,925	$839	$4,955	$184	$(65)	$42,976

Diluted EPS	$1.12						$1.37

Weighted-average number of shares outstanding -diluted	31,289						31,289

Nine months ended May 31, 2010	As Reported	Asset Write-downs	Costs Related to Acquisitions	Restructuring Related	Inventory Step-up	Tax Benefits (Charges)	Before Certain Items
Net sales	$1,114,218	$—	$—	$—	$—	$—	$1,114,218
Cost of sales	940,839	(69)	—	—	(2,536)	—	938,234
Selling, general and administrative expenses	133,046	—	(5,316)	—	—	—	127,730
Interest expense, net	2,697	—	—	—	—	—	2,697
Foreign currency transaction (gains) losses	389	—	—	—	—	—	389
Other (income) expense	(2,155)	—	—	(42)	—	—	(2,197)
Asset impairment	5,631	(5,631)	—	—	—	—	—
Restructuring expense	2,509	—	—	(2,509)	—	—	—

	1,082,956	(5,700)	(5,316)	(2,551)	(2,536)	—	1,066,853

Income from continuing operations before taxes	31,262	5,700	5,316	2,551	2,536	—	47,365
Provision for (benefit from) U.S. and foreign income taxes	(4,984)	116	—	420	621	14,481	10,654

Income from continuing operations	36,246	5,584	5,316	2,131	1,915	(14,481)	36,711
Income (loss) from discontinued operations	(14)	—	—	—	—	—	(14)

Net income	36,232	5,584	5,316	2,131	1,915	(14,481)	36,697
Noncontrolling interests	(211)	—	—	—	—	—	(211)

Net income attributable to A. Schulman, Inc.	$36,021	$5,584	$5,316	$2,131	$1,915	$(14,481)	$36,486

Diluted EPS	$1.34						$1.36

Weighted-average number of shares outstanding -diluted	26,901						26,901

A. SCHULMAN, INC.

Reconciliation of GAAP and Non-GAAP Financial Measures

EBITDA Excluding Certain Items Reconciliation

Unaudited

(In thousands)

	Three months ended May 31,		Nine months ended May 31,
	2011	2010	2011	2010
Income (loss) from continuing operations before taxes	$25,149	$13,035	$49,254	$31,262

Adjustments (pretax):
Depreciation and amortization	10,710	6,210	30,413	17,419
Interest expense, net	1,602	958	4,138	2,697
Asset write-downs	125	300	1,925	5,700
Costs related to acquisitions	(319)	1,629	876	5,316
Restructuring related	1,843	904	5,779	2,551
Inventory step-up	—	2,536	283	2,536

EBITDA excluding certain items	$39,110	$25,572	$92,668	$67,481

A. SCHULMAN, INC.

NON-GAAP SUPPLEMENTAL SEGMENT COMPARISON INFORMATION

Unaudited

(In Millions)

	Three Months Ended November 30, 2009
	EMEA	Americas	APAC	Corporate	Consolidated
Pounds sold to unaffiliated customers	304.2	151.8	37.1	—	493.1
Net sales to unaffiliated customers	$312.4	$107.2	$33.3	$—	$452.9
Gross profit before certain items	$56.1	$15.9	$4.1	$—	$76.1

Segment operating income before certain items	$27.0	$4.6	$1.0	$—	$32.7
Corporate and other	—	—	—	(6.3)	(6.3)

Income (loss) from continuing operations before certain non-segment related items	$27.0	$4.6	$1.0	$(6.3)	$26.4

	Three Months Ended February 28, 2010
	EMEA	Americas	APAC	Corporate	Consolidated
Pounds sold to unaffiliated customers	293.8	144.2	31.2	—	469.2
Net sales to unaffiliated customers	$285.2	$101.1	$29.1	$—	$415.5
Gross profit before certain items	$45.6	$13.8	$3.5	$—	$62.9

Segment operating income before certain items	$9.7	$2.2	$0.5	$—	$12.4
Corporate and other	—	—	—	(7.4)	(7.4)

Income (loss) from continuing operations before certain non-segment related items	$9.7	$2.2	$0.5	$(7.4)	$5.0

	Three Months Ended May 31, 2010
	EMEA	Americas	APAC	Corporate	Consolidated
Pounds sold to unaffiliated customers	339.0	156.4	33.2	—	528.6
Net sales to unaffiliated customers	$337.4	$117.6	$33.9	$—	$488.8
Gross profit before certain items	$51.7	$16.1	$4.1	$—	$71.8

Segment operating income before certain items	$23.9	$4.4	$0.4	$—	$28.6
Corporate and other	—	—	—	(6.4)	(6.4)

Income (loss) from continuing operations before certain non-segment related items	$23.9	$4.4	$0.4	$(6.4)	$22.2

	Three Months Ended August 31, 2010
	EMEA	Americas	APAC	Corporate	Consolidated
Pounds sold to unaffiliated customers	321.9	169.6	33.9	—	525.4
Net sales to unaffiliated customers	$318.4	$124.8	$33.0	$—	$476.2
Gross profit before certain items	$37.6	$19.1	$4.2	$—	$60.9

Segment operating income before certain items	$12.6	$7.0	$0.5	$—	$20.2
Corporate and other	—	—	—	(4.5)	(4.5)

Income (loss) from continuing operations before certain non-segment related items	$12.6	$7.0	$0.5	$(4.5)	$15.6

Note: The results above include ICO as if the Company had owned ICO at the beginning of fiscal year 2010. The results exclude certain one-time charges and acquisition related items discussed above and include a consistent estimated amount of purchasing accounting-related depreciation and amortization expense for each period. Numbers may not add up due to rounding.